Exhibit 99.1

Agenus Reports Fourth Quarter and Full Year 2014 Financial Results

Agenus to host conference call at 11 a.m. ET today

LEXINGTON, Mass.--(BUSINESS WIRE)--February 26, 2015--Agenus Inc. (NASDAQ:AGEN), an immunology company developing novel therapeutic approaches based on checkpoint modulators (CPMs), heat shock protein-based vaccines, and immune adjuvants, today announced its financial results and business highlights for the fourth quarter and year ended December 31, 2014.

“2014 was a transformative year for Agenus on many levels,” said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. “We started the year with the acquisition of privately held 4-Antibody AG, which brought us into the critically important field of checkpoint modulators. Through this acquisition, Agenus acquired our Retrocyte DisplayTM technology, for the generation of antibody therapeutics, as well as a broad portfolio of checkpoint programs. In April, we announced a collaboration and license agreement with Merck around two undisclosed checkpoint targets, with Agenus eligible to receive up to $100 million in milestone payments as well as royalties on product sales. In June, we reported positive data from a Phase 2 study of our heat shock protein-based synthetic vaccine (HerpV) for the treatment of genital herpes, and shortly thereafter we announced positive results from a Phase 2 study of our heat shock-protein-based autologous vaccine (Prophage) in patients with newly diagnosed glioblastoma multiforme (GBM). In addition, our partner GlaxoSmithKline’s application for regulatory review of its malaria vaccine candidate, RTS,S, was accepted by the European Medicines Agency. The application was based on positive Phase 3 data for RTS,S, which contains Agenus’ proprietary QS-21 Stimulon® adjuvant. In December, GlaxoSmithKline reported that its Phase 3 study with shingles vaccine candidate HZ/su, which also contains Agenus’ proprietary QS-21 Stimulon® adjuvant, met its primary endpoint and reduced the risk of shingles by an unprecedented 97.2% in adults aged 50 years and older compared to placebo. Building on our achievements in 2014, we started 2015 with a transformative global oncology alliance with Incyte that includes, but is not limited to, four of our checkpoint programs. We look forward to executing on our alliances with Incyte and Merck, and expanding our portfolio of antibody-based therapeutics as we pursue the development of novel single agent and combination therapies for cancer patients.”

“Supporting these initiatives has required a growth in the breadth and depth of our R&D capabilities, including the assembly of a world-class translational biology team,” said Robert Stein, M.D., Ph.D., Chief Scientific Officer of Agenus. “We believe our partnership with Incyte leverages their track record of success in the discovery and development of important new cancer therapies, with our therapeutic antibody expertise, as well as our shared objectives in immuno-oncology. Our alliance aims to accelerate the development of novel checkpoint modulators in oncology, as single agent and combination therapies, while also allowing Agenus the ability to independently advance other antibody therapies and heat shock protein-based vaccines.”

Fourth Quarter 2014 and Full Year Financial Update

Cash, cash equivalents and short-term investments were $40.2 million as of December 31, 2014. Subsequent to year-end, the company received an additional $60 million from its global alliance with Incyte.

For the fourth quarter, Agenus reported a net loss attributable to common stockholders of $26.0 million, including $14.3 million of non-cash charges, or $0.41 per share, basic and diluted, compared with a net loss attributable to common stockholders for the fourth quarter of 2013 of $5.8 million, or $0.16 per share, basic and diluted.

For the year ended December 31, 2014, the company incurred a net loss attributable to common stockholders of $42.7 million, or $0.71 per share, basic and diluted, compared with a net loss attributable to common stockholders of $33.2 million, or $1.12 per share, basic and diluted, for the comparable period in 2013.

The increase in net loss attributable to common stockholders for the year ended December 31, 2014, compared to the net loss attributable to common stockholders for the same period in 2013, was primarily due to our acquisition of 4-Antibody AG in February 2014. In addition to increased operating expenses, we recorded non-cash expense of $6.7 million due to the fair value adjustment of the contingent purchase price consideration and non-cash income of $3.1 million related to the results of various trials of QS-21 Stimulon containing vaccines at GlaxoSmithKline.

During the same period of 2013, the company’s preferred stock restructuring resulted in a non-cash deemed dividend of $2.9 million, and the retirement of its then outstanding $39 million 8.0% senior secured convertible notes due August 2014 resulted in a non-cash expense of $3.3 million.

The increased net loss attributable to common stockholders for the quarter ended December 31, 2014, compared to the net loss attributable to common stockholders for the same period in 2013, was as well due to increased expenses related to our acquisition of 4-Anitbody AG. We also recorded non-cash expenses for the quarter ended December 31, 2014 of $6.6 million, due to the fair value adjustment of the contingent purchase price consideration, and $7.7 million related to the fair value adjustment of our contingent royalty obligation.

2014 Highlights:

  January: Agenus signed a definitive agreement to acquire privately held 4-Antibody AG, with its proprietary Retrocyte DisplayTM technology and a broad preclinical portfolio of checkpoint modulators targeting GITR, OX40, TIM-3 and LAG-3, among others. The acquisition closed in February 2014.
  February: Agenus closed a public offering that resulted in net proceeds of approximately $56 million.
  April: Agenus entered into a collaboration and license agreement with Merck, involving generation by Agenus of fully human antibodies against two undisclosed checkpoint targets from Merck, in exchange for up to $100 million in potential milestones, as well as royalties on worldwide product sales.

  June: Agenus announced positive data from a randomized double blind Phase 2 study involving its heat shock protein-based vaccine candidate, HerpV, for the treatment of adult genital herpes. The study showed a statistically significant reduction in viral load in the more than half of patients who generated a robust anti-HSV cytotoxic T-cell immune response.
  July: Agenus announced positive data from a single arm Phase 2 study involving its heat shock protein-based autologous vaccine, Prophage, in the setting of GBM. The data showed patients treated with Prophage achieved a median overall survival of 23.8 months, compared with the historical expectation of about 16 months median survival with the standard of care. Subsequently, an end of Phase 2 meeting was held with the FDA.
  July: The EMA accepted GlaxoSmithKline’s application for regulatory review of its malaria vaccine candidate, RTS,S, based on positive data from a large Phase 3 study involving over 16,000 children. The vaccine contains Agenus’ proprietary QS-21 Stimulon® adjuvant, and Agenus is eligible to receive low single digit royalties on any future product sales.
  December: Agenus announced positive data from our partner GlaxoSmithKline’s ZOE-50 Phase 3 trial involving its HZ/su vaccine candidate for the prevention of shingles in adults aged 50 and over. The study showed an unprecedented 97.2% efficacy rate in the prevention of shingles compared to placebo. Full study results will be submitted for publication this year and presented at a forthcoming medical conference. The vaccine candidate contains Agenus’ proprietary QS-21 Stimulon® adjuvant, and Agenus is eligible to receive low single digit royalties on any future product sales.

Target Milestones for 2015 include:

  Publication of the Phase 2 data for Prophage in newly diagnosed GBM in a peer reviewed journal. Explore options for the advancement of Prophage for newly diagnosed GBM to a Phase 3 trial.
  Full Phase 3 data for partner GlaxoSmithKline’s HZ/su shingles vaccine are expected to be presented at a scientific conference and submitted for publication in a peer-reviewed journal. The vaccine contains Agenus’ proprietary QS-21 Stimulon® adjuvant.
  EMA regulatory decision on GlaxoSmithKline’s malaria vaccine candidate RTS,S, which contains Agenus’s QS-21 Stimulon® adjuvant.
  File Investigational New Drug (IND) applications for two checkpoint modulator antibody programs as part of our global oncology alliance with Incyte.

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 866-233-4585 (U.S.) or 416-640-5946 (international). The live and archived webcast of the presentation will be accessible from the Company’s website at www.agenusbio.com/webcast. Please log in approximately 5-10 minutes before the call to ensure a timely connection. The archived replay will be available on the Agenus website for 60 days. The replay number is 866-245-6755 (U.S.) or 416-915-1035 (international), and the access code is 55109. The replay will also be available on the Company’s website approximately two hours after the live call.

About Agenus

Agenus is an immunology company developing a series of immuno-oncology CPMs, heat shock protein peptide-based vaccines and immune adjuvants. These programs are supported by three separate technology platforms. Agenus’ checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3 and PD-1. The Company’s proprietary discovery engine Retrocyte DisplayTM is used to generate fully human and humanized therapeutic antibody drug candidates. The Retrocyte DisplayTM platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus’ heat shock protein vaccines have completed Phase 2 studies in newly diagnosed glioblastoma multiforme, and in the treatment of herpes simplex viral infection; the heat shock protein platform can generate personalized as well as off the shelf products. The Company’s QS-21 Stimulon® adjuvant platform is extensively partnered with GlaxoSmithKline and Janssen Sciences Ireland UC and includes several candidates in Phase 2, as well as shingles and malaria vaccines which have successfully completed Phase 3 clinical trials. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the Company’s research and development and clinical trial activities, potential revenue streams, potential regulatory approvals, the potential application of the Company’s technologies and product candidates in the prevention and treatment of diseases, plans to execute on the Company’s alliances with Incyte and Merck, the expected timing for filing IND applications for CPM antibody candidates, the submission and publication of data in peer-reviewed journals and presentations of data at scientific conferences. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Revenue	$1,619	$393	$6,977	$3,045

Operating expenses:
Cost of revenue	-	7	-	536
Research and development	7,369	3,241	22,349	13,005
General and administrative	5,374	3,372	21,250	14,484
Non-cash contingent consideration fair value adjustment	6,535	-	6,699	-

Operating loss	(17,659)	(6,227)	(43,321)	(24,980)

Other income (expense), net	(8,319)	450	835	(5,093)

Net loss	(25,978)	(5,777)	(42,486)	(30,073)

Dividends on Series A convertible preferred stock	(51)	(50)	(204)	(3,159)

Net loss attributable to common stockholders	$(26,029)	$(5,827)	$(42,690)	$(33,232)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.41)	$(0.16)	$(0.71)	$(1.12)
Weighted average number of common shares outstanding, basic and diluted	62,849	35,676	59,754	29,766

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)
(Unaudited)

	December 31, 2014	December 31, 2013

Cash, cash equivalents and short-term investments	$40,224	$27,352
Total assets	74,527	34,835
Total stockholders' equity (deficit)	23,018	(4,481)

CONTACT:
Agenus Inc.
Media:
BMC Communications
Brad Miles, 646-513-3125
bmiles@bmccommunications.com
or
Investors:
Argot Partners
Andrea Rabney/ Jamie Maarten
212-600-1902
andrea@argotpartners.com
jamie@argotpartners.com